EXHIBIT 99.1
                                  ------------

[LOGO]   CONSTELLATION
NEWS RELEASE                                     CONTACTS:

                                                 Media Relations:
                                                 Philippa Dworkin - 585-218-3733

                                                 Investor Relations:
                                                 Mark Maring - 585-218-3668


             CONSTELLATION REPORTS 34 PERCENT INCREASE IN NET SALES
                                FOR THIRD QUARTER
                Investments in Growth Brands Drive Strong Sales

     FAIRPORT,  N.Y., JAN. 6, 2004 - Constellation Brands, Inc. (NYSE: STZ, ASX:
CBR), a leading international producer and marketer of beverage alcohol brands, today reported record net sales of $987 million for its third quarter ended November 30, 2003. Net sales increased 34 percent, led by the addition of wine sales from the Hardy acquisition, double-digit growth in beer sales and the U.K. wholesale business, and a positive two percent impact from currency.
     Net income as reported under generally accepted accounting principles ("reported") for the third quarter increased $18 million or 29 percent to reach $83 million and includes restructuring and related charges and unusual costs of $8 million after tax. Net income on a comparable basis, excluding the restructuring and related charges and unusual costs, increased 42 percent to reach a record $91 million. Reported diluted earnings per share increased six percent to reach $0.73 per share, including a $0.07 per share impact from the restructuring and related charges and unusual costs. Excluding these charges, diluted earnings per share increased 16 percent to reach $0.80 per share.
     Chairman and Chief Executive Officer Richard Sands said, "Constellation's strengths - our broad portfolio crossing three major beverage alcohol categories, our vast geographical reach across North America, Europe and
Australasia, and our scale  which  provides  strong  routes-to-market - together enabled us to grow at the high end of our expectations. On a category-by-category basis, the beer pricing environment

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                                        2

remains strong and our price increase on select imported brands is being rolled out market-by-market. The wine pricing environment continues to be competitive, and our strategy of investing behind our growth brands continues to serve us well. In spirits, we continue to see strong demand mainly driven by innovative flavors and the resurgence of mixed drinks. With our breadth of product offering and scale, we believe our portfolio is well positioned for growth ahead of the overall industry."
     Net income on a comparable basis and diluted earnings per share on a comparable basis exclude restructuring and related charges and unusual costs. In order to give investors better insight on underlying business trends from continuing operations, the Company has included supplemental consolidated statements of income on a comparable basis. A table reconciling these measures and other related financial measures for the quarter to reported results is included in this release. For a detailed discussion of these items, please see the section "Items Affecting Comparability" following the financial statements.
     The Company's measure of segment profitability excludes restructuring and related charges and unusual costs, which is consistent with the measure used by management to evaluate results.

CONSTELLATION BEERS AND SPIRITS RESULTS
     Net sales for third quarter 2004 grew 11 percent to reach $307 million. A 17 percent increase in beer sales and a four percent increase in branded spirits sales drove this growth, partially offset by a decline in bulk whisky and contract production sales. Imported beer growth was the result of continued consumer demand and strong wholesaler demand of Mexican beers prior to the Company's previously announced January 2004 price increase. The four percent increase in branded spirits sales was due to higher volume and a favorable mix toward higher priced spirits brands, including Black Velvet Canadian Whisky, Montezuma Tequila, Chi-Chi's prepared cocktails and the 99 Cordials range. The decline in bulk whisky and contract production sales was due to a large spot bulk whisky sale in the prior year period.
     Operating income grew 21 percent to reach $72 million for the third quarter due primarily to higher sales.

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                                        3

CONSTELLATION WINES RESULTS
     Net sales for third quarter 2004 were $681 million compared to $462 million the prior year, an increase of $218 million, or 47 percent. This increase was driven primarily by the addition of sales from the Hardy acquisition. Pro forma net sales for third quarter 2004, which include $150 million of Hardy sales in the prior year period, increased 11 percent driven by increases in branded wines and the U.K. wholesale business, and a positive six percent impact from currency.

     On a pro forma basis branded wines increased by four percent as a result of:

     - 16 percent growth in wine in the United Kingdom, led by Australian brands Banrock Station, Hardy VR and Hardy Crest, and California brand Echo Falls, and

     - greater than 20 percent growth in premium wines in the United States from
       brands  such  as  Ravenswood,  Blackstone,   Simi  and  Franciscan   from
       California, and Alice White and Hardys Stamp from Australia.

     Operating income for third quarter 2004 was $113 million, an increase of 49 percent. The increase was driven primarily by the additional sales from the Hardy acquisition.

CORPORATE OPERATIONS AND OTHER RESULTS
     Corporate expenses increased 53 percent to $11 million. The increase was due primarily to an increase in general corporate expenses to support the Company's growth.

OUTLOOK
     The following statements are management's current diluted earnings per share expectations both on a reported basis and comparable basis for the fourth quarter ending February 29, 2004 and fiscal year ending February 29, 2004:

- Diluted earnings per share on a reported basis for fourth quarter 2004 are expected to be within a range of $0.48 to $0.53 versus $0.56 for fourth quarter 2003.

- Diluted earnings per share on a reported basis for fiscal 2004 are expected to be within a range of $1.99 to $2.04 versus $2.19 for fiscal 2003.

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                                        4

- Diluted earnings per share on a comparable basis for fourth quarter 2004 are expected to be within a range of $0.51 to $0.56 versus $0.44 for fourth quarter 2003.

- Diluted earnings per share on a comparable basis for fiscal 2004 are expected to be within a range of $2.45 to $2.50 versus $2.07 for fiscal 2003.

     A reconciliation of reported estimates to comparable estimates is included in this media release.

ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

FORWARD-LOOKING STATEMENTS
     The statements made under the heading Outlook (collectively, the "Outlook"), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
     During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the Company's quiet period, beginning February 15, 2004, the public can continue to rely on the
Outlook as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
     Beginning February 15, 2004, Constellation will observe a "quiet period" during which the Outlook no longer constitutes the Company's current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the Company.
     The Company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing

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                                        5

that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the Company's estimated diluted earnings per share on a reported basis for fourth quarter 2004 and fiscal 2004, and (ii) the Company's estimated diluted earnings per share on a comparable basis for fourth quarter 2004 and fiscal 2004, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the Company contained in this press release are also subject to the following risks and uncertainties: the on-going assimilation of the Hardy business; final management determinations and independent appraisals vary materially from current management estimates and preliminary independent appraisals of the fair value of the assets acquired and the liabilities assumed in the Hardy acquisition; the Company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the Company's competitors; raw material supply, production or shipment difficulties could adversely affect the Company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the Company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign exchange rates. For additional information about risks and uncertainties that could adversely affect the Company's forward-looking statements, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

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                                        6

                            CONFERENCE CALL DETAILS

     A conference call to discuss the quarterly results will be hosted by Chairman & CEO Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Tuesday, January 6, 2004 at 5:00 p.m. (Eastern). The conference call can be accessed by dialing 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) is available on the Internet at Constellation's website: www.cbrands.com under "Investors."

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                                        7


                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                November 30,    February 28,
                                                    2003            2003
                                                ------------    ------------
              ASSETS
              ------
CURRENT ASSETS:
  Cash and cash investments                     $     38,375    $     13,810
  Accounts receivable, net                           768,096         399,095
  Inventories, net                                 1,291,979         819,912
  Prepaid expenses and other                         117,946          97,284
                                                ------------    ------------
    Total current assets                           2,216,396       1,330,101
PROPERTY, PLANT AND EQUIPMENT, net                 1,047,982         602,469
GOODWILL                                           1,546,380         722,223
INTANGIBLE ASSETS, net                               701,267         382,428
OTHER ASSETS                                         112,255         159,109
                                                ------------    ------------
  Total assets                                  $  5,624,280    $  3,196,330
                                                ============    ============

  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
CURRENT LIABILITIES:
  Notes payable to banks                        $    168,041    $      2,623
  Current maturities of long-term debt                65,833          71,264
  Accounts payable                                   340,070         171,073
  Accrued excise taxes                                63,877          36,421
  Other accrued expenses and liabilities             475,503         303,827
                                                ------------    ------------
    Total current liabilities                      1,113,324         585,208
LONG-TERM DEBT, less current maturities            1,970,819       1,191,631
DEFERRED INCOME TAXES                                169,462         145,239
OTHER LIABILITIES                                    165,738          99,268
STOCKHOLDERS' EQUITY                               2,204,937       1,174,984
                                                ------------    ------------
  Total liabilities and stockholders' equity    $  5,624,280    $  3,196,330
                                                ============    ============

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                                        8


                        CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF INCOME
                                    ON A REPORTED BASIS
                           (in thousands, except per share data)

                                                For the Three     For the Three
                                                Months Ended      Months Ended
                                                November 30,      November 30,       Percent
                                                    2003              2002           Change
                                                -------------     -------------      -------
Sales                                           $   1,213,541     $     969,759          25%
Excise taxes                                         (226,293)         (231,380)         -2%
                                                -------------     -------------
Net sales                                             987,248           738,379          34%
Cost of product sold                                 (704,632)         (524,885)         34%
                                                -------------     -------------
  Gross profit                                        282,616           213,494          32%
Selling, general and administrative expenses         (113,333)          (85,470)         33%
Restructuring and related charges                      (8,088)             -            N/A
                                                -------------     -------------
  Operating income                                    161,195           128,024          26%
Equity in earnings of joint ventures                      126             4,182         -97%
Interest expense, net                                 (31,889)          (26,202)         22%
                                                -------------     -------------
  Income before income taxes                          129,432           106,004          22%
Provision for income taxes                            (46,592)          (41,660)         12%
                                                -------------     -------------
  Net income                                           82,840            64,344          29%
Dividends on preferred stock                           (2,450)             -            N/A
                                                -------------     -------------
  Income available to common stockholders       $      80,390     $      64,344          25%
                                                =============     =============


Earnings per common share:
  Basic                                         $        0.76     $        0.71           7%
  Diluted                                       $        0.73     $        0.69           6%

Weighted average common shares outstanding:
  Basic                                               105,323            90,323          17%
  Diluted                                             114,196            93,083          23%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                              $     229,538     $     195,585          17%
    Spirits                                            77,165            80,495          -4%
                                                -------------     -------------
      Net sales                                 $     306,703     $     276,080          11%
  Constellation Wines
    Branded wine                                $     460,805     $     282,320          63%
    Wholesale and other                               219,740           179,979          22%
                                                -------------     -------------
      Net sales                                 $     680,545     $     462,299          47%
                                                -------------     -------------
Consolidated net sales                          $     987,248     $     738,379          34%
                                                =============     =============

Operating income:
  Constellation Beers and Spirits               $      72,228     $      59,572          21%
  Constellation Wines                                 112,722            75,433          49%
  Corporate Operations and Other                      (10,669)           (6,981)         53%
  Restructuring and related charges
   and unusual costs (a)                              (13,136)             -            N/A
                                                -------------     -------------
Consolidated operating income                   $     161,195     $     128,024          26%
                                                =============     =============

(a) Restructuring and related charges and unusual costs for the three months ended November 30, 2003, include the flow through of inventory step-up associated with the Hardy acquisition of $2,720, financing costs of $2,328 and restructuring and related charges of $8,088.

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                                        9


                      CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                               ON A COMPARABLE BASIS (a)
                         (in thousands, except per share data)

                                               For the Three    For the Three
                                               Months Ended     Months Ended
                                               November 30,     November 30,     Percent
                                                   2003             2002         Change
                                               -------------    -------------    -------
Sales                                          $   1,213,541    $     969,759        25%
Excise taxes                                        (226,293)        (231,380)       -2%
                                               -------------    -------------
Net sales                                            987,248          738,379        34%
Cost of product sold                                (701,912)        (524,885)       34%
                                               -------------    -------------
  Gross profit                                       285,336          213,494        34%
Selling, general and administrative expenses        (111,005)         (85,470)       30%
Restructuring and related charges                       -                -          N/A
                                               -------------    -------------
  Operating income                                   174,331          128,024        36%
Equity in earnings of joint ventures                     126            4,182       -97%
Interest expense, net                                (31,889)         (26,202)       22%
                                               -------------    -------------
  Income before income taxes                         142,568          106,004        34%
Provision for income taxes                           (51,324)         (41,660)       23%
                                               -------------    -------------
  Net income                                          91,244           64,344        42%
Dividends on preferred stock                          (2,450)            -          N/A
                                               -------------    -------------
  Income available to common stockholders      $      88,794    $      64,344        38%
                                               =============    =============


Earnings per common share:
  Basic                                        $        0.84    $        0.71        18%
  Diluted                                      $        0.80    $        0.69        16%

Weighted average common shares outstanding:
  Basic                                              105,323           90,323        17%
  Diluted                                            114,196           93,083        23%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                             $     229,538    $     195,585        17%
    Spirits                                           77,165           80,495        -4%
                                               -------------    -------------
      Net sales                                $     306,703    $     276,080        11%
  Constellation Wines
    Branded wine                               $     460,805    $     282,320        63%
    Wholesale and other                              219,740          179,979        22%
                                               -------------    -------------
      Net sales                                $     680,545    $     462,299        47%
                                               -------------    -------------
Consolidated net sales                         $     987,248    $     738,379        34%
                                               =============    =============

Operating income:
  Constellation Beers and Spirits              $      72,228    $      59,572        21%
  Constellation Wines                                112,772           75,433        49%
  Corporate Operations and Other                     (10,669)          (6,981)       53%
  Restructuring and related charges
    and unusual costs                                   -                -          N/A
                                               -------------    -------------
Consolidated operating income                  $     174,331    $     128,024        36%
                                               =============    =============

(a) Excludes the flow through of inventory step-up associated with the Hardy acquisition, restructuring and related charges and financing costs associated with the Hardy acquisition for the three months ended November 30, 2003.

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                                       10


                          CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME
                                      ON A REPORTED BASIS
                             (in thousands, except per share data)

                                                          For the Nine    For the Nine
                                                          Months Ended    Months Ended
                                                          November 30,    November 30,    Percent
                                                              2003            2002        Change
                                                          ------------    ------------    -------
Sales                                                     $  3,354,298    $  2,729,219        23%
Excise taxes                                                  (683,184)       (650,641)        5%
                                                          ------------    ------------
Net sales                                                    2,671,114       2,078,578        29%
Cost of product sold                                        (1,938,881)     (1,495,096)       30%
                                                          ------------    ------------
  Gross profit                                                 732,233         583,482        25%
Selling, general and administrative expenses                  (348,428)       (263,847)       32%
Restructuring and related charges                              (27,487)           -          N/A
                                                          ------------    ------------
  Operating income                                             356,318         319,635        11%
Gain on change in fair value of derivative instruments           1,181            -          N/A
Equity in earnings of joint ventures                               965          10,093       -90%
Interest expense, net                                         (112,230)        (80,494)       39%
                                                          ------------    ------------
  Income before income taxes                                   246,234         249,234        -1%
Provision for income taxes                                     (88,641)        (97,949)      -10%
                                                          ------------    ------------
  Net income                                                   157,593         151,285         4%
Dividends on preferred stock                                    (3,294)           -          N/A
                                                          ------------    ------------
  Income available to common stockholders                 $    154,299    $    151,285         2%
                                                          ============    ============


Earnings per common share:
  Basic                                                   $       1.56    $       1.69        -8%
  Diluted                                                 $       1.51    $       1.63        -7%

Weighted average common shares outstanding:
  Basic                                                         98,902          89,617        10%
  Diluted                                                      104,559          92,669        13%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                        $    684,216    $    615,098        11%
    Spirits                                                    219,874         219,381         0%
                                                          ------------    ------------
      Net sales                                           $    904,090    $    834,479         8%
  Constellation Wines
    Branded wine                                          $  1,155,170    $    733,450        57%
    Wholesale and other                                        611,854         510,649        20%
                                                          ------------    ------------
      Net sales                                           $  1,767,024    $  1,244,099        42%
                                                          ------------    ------------
Consolidated net sales                                    $  2,671,114    $  2,078,578        29%
                                                          ============    ============

Operating income:
  Constellation Beers and Spirits                         $    202,228    $    175,548        15%
  Constellation Wines                                          258,208         166,512        55%
  Corporate Operations and Other                               (30,978)        (22,425)       38%
  Restructuring and related charges
    and unusual costs (a)                                      (73,140)           -          N/A
                                                          ------------    ------------
Consolidated operating income                             $    356,318    $    319,635        11%
                                                          ============    ============

  (a) Restructuring and related charges and unusual costs for the nine months ended November 30, 2003, include the flow through of inventory step-up associated with the Hardy acquisition of $17,254, financing costs of $11,572 and restructuring and related charges of $44,314.

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                                       11


                          CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                                   ON A COMPARABLE BASIS (a)
                             (in thousands, except per share data)

                                                          For the Nine    For the Nine
                                                          Months Ended    Months Ended
                                                          November 30,    November 30,    Percent
                                                              2003            2002        Change
                                                          ------------    ------------    -------
Sales                                                     $  3,354,298    $  2,729,219        23%
Excise taxes                                                  (683,184)       (650,641)        5%
                                                          ------------    ------------
Net sales                                                    2,671,114       2,078,578        29%
Cost of product sold                                        (1,904,800)     (1,495,096)       27%
                                                          ------------    ------------
  Gross profit                                                 766,314         583,482        31%
Selling, general and administrative expenses                  (336,856)       (263,847)       28%
Restructuring and related charges                                 -               -          N/A
                                                          ------------    ------------
  Operating income                                             429,458         319,635        34%
Gain on change in fair value of derivative instruments            -               -          N/A
Equity in earnings of joint ventures                               965          10,093       -90%
Interest expense, net                                         (110,572)        (80,494)       37%
                                                          ------------    ------------
  Income before income taxes                                   319,851         249,234        28%
Provision for income taxes                                    (115,146)        (97,949)       18%
                                                          ------------    ------------
  Net income                                                   204,705         151,285        35%
Dividends on preferred stock                                    (3,294)           -          N/A
                                                          ------------    ------------
  Income available to common stockholders                 $    201,411    $    151,285        33%
                                                          ============    ============


Earnings per common share:
  Basic                                                   $       2.04    $       1.69        21%
  Diluted                                                 $       1.96    $       1.63        20%

Weighted average common shares outstanding:
  Basic                                                         98,902          89,617        10%
  Diluted                                                      104,559          92,669        13%

Segment Information:
Net sales:
  Constellation Beers and Spirits
    Imported beers                                        $    684,216    $    615,098        11%
    Spirits                                                    219,874         219,381         0%
                                                          ------------    ------------
      Net sales                                           $    904,090    $    834,479         8%
  Constellation Wines
    Branded wine                                          $  1,155,170    $    733,450        57%
    Wholesale and other                                        611,854         510,649        20%
                                                          ------------    ------------
      Net sales                                           $  1,767,024    $  1,244,099        42%
                                                          ------------    ------------
Consolidated net sales                                    $  2,671,114    $  2,078,578        29%
                                                          ============    ============

Operating income:
  Constellation Beers and Spirits                         $    202,228    $    175,548        15%
  Constellation Wines                                          258,208         166,512        55%
  Corporate Operations and Other                               (30,978)        (22,425)       38%
  Restructuring and related charges
    and unusual costs                                             -               -          N/A
                                                          ------------    ------------
Consolidated operating income                             $    429,458    $    319,635        34%
                                                          ============    ============

  (a) Excludes the flow through of inventory step-up associated with the Hardy acquisition, restructuring and related charges, financing costs and the imputed interest charge associated with the Hardy acquisition, and the gain on change in fair value of derivative instruments for the nine months ended November 30, 2003.

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                                       12


                                CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (in thousands)

                                                           For the Nine    For the Nine
                                                           Months Ended    Months Ended
                                                           November 30,    November 30,
                                                               2003            2002
                                                           ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $    157,593    $    151,285

  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation of property, plant and equipment              58,666          41,174
      Amortization of intangible and other assets                18,713           4,409
      Deferred tax provision                                      4,622           4,062
      Loss on extinguishment of debt                                800            -
      Loss on sale of assets                                      2,108           1,956
      Stock-based compensation expense                              208              75
      Amortization of discount on long-term debt                     59              46
      Gain on change in fair value of derivative
        instruments                                              (1,181)           -
      Equity in earnings of joint ventures                         (965)        (10,093)
      Change in operating assets and liabilities, net
        of effects from purchases of businesses:
          Accounts receivable, net                             (218,730)        (81,470)
          Inventories, net                                       32,305        (102,901)
          Prepaid expenses and other current assets              13,417         (14,029)
          Accounts payable                                       23,615          57,198
          Accrued excise taxes                                   23,845          (8,972)
          Other accrued expenses and liabilities                 39,989         100,812
          Other assets and liabilities, net                      24,458           3,712
                                                           ------------    ------------
            Total adjustments                                    21,929          (4,021)
                                                           ------------    ------------
            Net cash provided by operating activities           179,522         147,264
                                                           ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of businesses, net of cash acquired              (1,070,074)           -
  Purchases of property, plant and equipment                    (70,584)        (51,833)
  Payment of accrued earn-out amount                             (2,035)         (1,674)
  Proceeds from sale of assets                                   11,085             977
  Proceeds from sale of business                                  4,431            -
  Proceeds from sale of marketable equity securities                790            -
                                                           ------------    ------------
            Net cash used in investing activities            (1,126,387)        (52,530)
                                                           ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                    1,600,000          10,000
  Proceeds from equity offerings, net of fees                   426,069            -
  Net proceeds from (repayments of) notes payable               165,209         (49,429)
  Exercise of employee stock options                             23,756          25,539
  Proceeds from employee stock purchases                          1,822           1,319
  Principal payments of long-term debt                       (1,240,395)        (62,519)
  Payment of issuance costs of long-term debt                   (34,147)            (10)
                                                           ------------    ------------
            Net cash provided by (used in)
              financing activities                              942,314         (75,100)
                                                           ------------    ------------

Effect of exchange rate changes on cash and
  cash investments                                               29,116           1,341
                                                           ------------    -------------

NET INCREASE IN CASH AND CASH INVESTMENTS                        24,565           20,975
CASH AND CASH INVESTMENTS, beginning of period                   13,810            8,961
                                                           ------------    -------------
CASH AND CASH INVESTMENTS, end of period                   $     38,375    $      29,936
                                                           ============    =============


RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable  measures  are  provided  because management uses this information in evaluating  the results of the continuing operations of the Company and internal goal  setting.  In  addition,  the  Company  believes  this information provides investors  better  insight on underlying business trends and results in order to evaluate  year  over year financial performance. As such, an increase in cost of goods  sold resulting from the flow through of inventory step-up associated with
the  Hardy  acquisition,   financing  costs  and  the  imputed  interest  charge
associated  with the Hardy acquisition, restructuring charges (including exiting the  U.S.  commodity  concentrate  product line), and the gain on change in fair value  of  derivative  instruments are excluded from comparable results. You may also  visit  the  Company's website at www.cbrands.com under Investors/Financial
Information/Financial  Reports  for a historical reconciliation between reported and comparable information.


                             For the Three            For the Three            For the Nine            For the Nine
                             Months Ended             Months Ended             Months Ended            Months Ended
                             November 30,             November 30,             November 30,            November 30,
                                 2003        Margin       2002        Margin       2003       Margin       2002       Margin
                             -------------   ------   -------------   ------   ------------   ------   ------------   ------
Reported net sales           $     987,248     100%   $     738,379     100%   $  2,671,114     100%   $  2,078,578     100%
                             =============            =============            ============            ============

Reported gross profit        $     282,616    28.6%   $     213,494    28.9%   $    732,233    27.4%   $    583,482    28.1%
  Inventory step-up                  2,720     0.3%            -                     17,254     0.7%           -
  Concentrate inventory
    write-down                        -        0.0%            -                     16,827     0.6%           -
                             -------------            -------------            ------------            ------------
Comparable gross profit      $     285,336    28.9%   $     213,494    28.9%   $    766,314    28.7%   $    583,482    28.1%
                             =============            =============            ============            ============


Reported operating income    $     161,195    16.3%   $     128,024    17.3%   $    356,318    13.3%   $    319,635    15.4%
  Inventory step-up                  2,720     0.3%            -                     17,254     0.7%           -
  Concentrate inventory
    write-down                        -        0.0%            -                     16,827     0.6%           -
  Financing costs                    2,328     0.3%            -                     11,572     0.5%           -
  Restructuring charges              8,088     0.8%            -                     27,487     1.0%           -
                             -------------            -------------           -------------            ------------
Comparable operating income  $     174,331    17.7%   $     128,024    17.3%  $     429,458    16.1%   $    319,635    15.4%
                             =============            =============           =============            ============


Reported net income          $      82,840     8.4%   $      64,344     8.7%  $     157,593     5.9%   $    151,285     7.3%
  Inventory step-up                  1,741     0.2%            -                     11,043     0.4%           -
  Concentrate inventory
    write-down                        -        0.0%            -                     10,769     0.4%           -
  Financing costs                    1,490     0.1%            -                      7,406     0.3%           -
  Restructuring charges              5,176     0.5%            -                     17,592     0.7%           -
  Imputed interest charge             -        0.0%            -                      1,061     0.0%           -
  Gain on derivative
    instruments                       -        0.0%            -                       (756)    0.0%           -
                             -------------            -------------           -------------            ------------
Comparable net income        $      91,247     9.2%   $      64,344     8.7%  $     204,708     7.7%   $    151,285     7.3%
                             =============            =============           =============            ============


Reported Diluted EPS         $        0.73            $        0.69           $        1.51            $       1.63
  Inventory step-up                   0.01                     -                       0.11                    -
  Concentrate inventory
    write-down                        -                        -                       0.10                    -
  Financing costs                     0.01                     -                       0.07                    -
  Restructuring charges               0.05                     -                       0.17                    -
  Imputed interest charge             -                        -                       0.01                    -
  Gain on derivative
    instruments                       -                        -                      (0.01)                   -
                             -------------            -------------           -------------            ------------
Comparable Diluted EPS       $        0.80            $        0.69           $        1.96            $       1.63
                             =============            =============           =============            ============

                                       14

RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

                                            Range for the Quarter            Range for the Year
                                          Ending February 29, 2004        Ending February 29, 2004
                                        ----------------------------    ---------------------------
Forecasted reported diluted earnings
  per share                             $        0.48  $        0.53    $        1.99  $       2.04
    Inventory step-up                            -              -                0.10          0.10
    Concentrate inventory write-down             -              -                0.10          0.10
    Financing costs                              -              -                0.07          0.07
    Restructuring charges                        0.03           0.03             0.19          0.19
    Imputed interest charge                      -              -                0.01          0.01
    Gain on derivative instruments               -              -               (0.01)        (0.01)
                                        -------------  -------------    -------------  ------------
Forecasted comparable diluted earnings
  per share                             $        0.51  $        0.56    $        2.45  $       2.50
                                        =============  =============    =============  ============

                                           For the                        For the
                                        Quarter Ended                   Year Ended
                                         February 28,                   February 28,
                                             2003                           2003
                                        -------------                   -------------
Reported diluted earnings per share     $        0.56                   $        2.19
    Gain on derivative instruments              (0.12)                          (0.12)
                                        -------------                   -------------
Comparable diluted earnings per share   $        0.44                   $        2.07
                                        =============                   =============

ITEMS AFFECTING COMPARABILITY

     INVENTORY STEP-UP - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy pre-acquisition. For inventory produced and sold after the acquisition date, the related manufacturer's profit will accrue to the Company. The Company expects flow through of inventory step-up to have an impact of approximately $0.10 per share for the current fiscal year.
     FINANCING COSTS - In connection with the Hardy acquisition, the Company recorded amortization expense for deferred financing costs associated with non-continuing financing, primarily related to the bridge loan agreement. The Company expects this charge to be approximately $0.07 per share for the current fiscal year.
     RESTRUCTURING CHARGES - Restructuring charges resulted from the realignment of business operations in the Company's wine division, as previously announced in the fourth quarter of last fiscal year. The Company expects to incur charges of approximately $0.04 per share for the current fiscal year.
     IMPUTED INTEREST CHARGE - In connection with the Hardy acquisition and in accordance with purchase accounting, the Company was required to take a one-time imputed interest charge for the time period between when the Company obtained control of Hardy and the date it paid Hardy shareholders. The Company expects this charge to be approximately $0.01 per share for the current fiscal year.
     GAIN ON CHANGE IN FAIR VALUE OF DERIVATIVE INSTRUMENTS - In connection with the Hardy acquisition, the Company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The Company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The Company expects this gain to be approximately $0.01 per share for the current fiscal year.

     EXITING U.S. COMMODITY CONCENTRATE PRODUCT LINE - The Company has made a decision to exit the commodity concentrate product line - located in Madera, California. The commodity concentrate product line is facing declining sales and profits and is not part of the Company's core business, beverage alcohol. The Company will continue to produce and sell value-added, proprietary products such as MegaColors. The Company expects this charge to be approximately $0.25 per share for the current fiscal year, of which $0.10 will be charged to cost of product sold and $0.15 will be recorded as restructuring charges. The Company expects the restructuring project to improve overall profitability and asset utilization resulting in increased return on invested capital, and is cash flow positive. More than half the charges are non-cash charges.